Exhibit 99.1

Notification of Non-Compliace from Nasdaq

Beijing, China, May 22, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its partners’ sales growth and commercial value, today announced on May 19, 2025, the Company received a notice (the “Quarterly Report Notice”) from NASDAQ indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2025 with the Securities and Exchange Commission (the “SEC”). The Quarterly Report Notice has no immediate effect on the listing of the Company’s stock on Nasdaq.

Previously, NASDAQ had granted the Company an exception until June 13, 2025, to file its delinquent Form 10-K for the period ended September 30, 2024 (the “Initial Delinquent Filing”) and July 14, 2025, to file its Form 10-Q for the period ended December 31, 2024. As a result, any additional NASDAQ exception to allow the Company to regain compliance with all delinquent filings will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or July 14, 2025.

As a result of this additional delinquency of the Form 10-Q for the period ended March 31, 2025, the Company must submit an update to its original plan to regain compliance with respect to the filing requirement no later than June 3, 2025

Due to business and management restructuring, the Company needs additional time to complete its financial statements, notes to the financial statements, as well as to have the report reviewed by its accountants and attorneys. The Company continues to work diligently to enable the filing of the Form 10-K for the period ended September 30, 2024, Form 10-Q for the period ended December 31, 2024 and Form 10-Q for the period ended March 31, 2025 with the SEC as soon as reasonably possible.

About CIMG Inc.

CIMG Inc. is a business group specializing in digital health and sales development. Utilizing technology (including Artificial Intelligence, Brain Science, and Big Data) and marketing (including MarTech and Multi-Channel Network), the company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech